Exhibit 10.15

REVOLVING CREDIT AGREEMENT

by and between

GOVERNMENT PROPERTIES TRUST, INC.,

a Maryland Corporation,

and

FIRST NATIONAL BANK OF OMAHA,

a national banking association

April 28, 2004

TABLE OF CONTENTS

Section 1:	Definitions & Terms	1
Section 2:	Revolving Facility	6
2.1	Advances	6
2.2	Interest and Principal Payments	7
2.3	Default Rate	9
2.4	Late Fee	9
2.5	Interest Calculations	9
2.6	Maximum Rate; Usury	10
2.7	Order of Application	10
2.8	Offset	11
2.9	Taxes	11
Section 3:	Borrowing Procedure	12
3.1	Deposit Advances	12
3.2	Conditions Precedent to Deposit Advances	12
3.3	Acquisition Advances	13
3.4	Conditions Precedent to Acquisition Advances	17
3.5	Expenses	18
Section 4:	Fees	19
4.1	Treatment of Fees	19
4.2	Origination Fee	19
4.3	Advance Fees	19
4.4	Payment of Fees	19
Section 5:	Conditions Precedent	20
5.1	Conditions Precedent to Closing	20
5.2	Conditions Precedent to All Advances	20
Section 6:	Representations and Warranties	21
6.1	Purpose of Credit Facility	21
6.2	Status as REIT	22
6.3	Existence, Good Standing, Authority and Authorizations	22
6.4	Authorization and Contravention	23
6.5	Binding Effect	23
6.6	Financial Statements	23
6.7	Litigation, Claims, Investigations	24
6.8	Taxes	24
6.9	ERISA Compliance	24
6.10	Properties; Liens	24
6.11	No Default	25
Section 7:	Covenants	25
7.1	Use of Proceeds	25
7.2	Books and Records	25
7.3	Items to be Provided	25

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7.4	Inspections	27
7.5	Taxes	27
7.6	Material Obligations	27
7.7	Maintenance of Existence, Assets and Business	27
7.8	Insurance	28
7.9	Investments	28
7.10	Compliance with Laws and Documents	28
7.11	Assignment	28
7.12	Permitted Distributions	28
7.13	Mergers and Dissolutions	29
7.14	Financial Covenants	29
Section 8:	Default	29
8.1	Payment of Obligation	29
8.2	Covenants	29
8.3	Debtor Relief	30
8.4	Misrepresentation	30
8.5	Suits	30
8.6	Default Under Other Agreements	31
8.7	Employee Benefit Plans	31
Section 9:	Remedies Upon Default	31
9.1	Extensions of Credit	31
9.2	Acceleration	31
9.3	Performance by Lender	32
9.4	Course of Dealing	32
9.5	Cumulative Rights	33
9.6	Application of Proceeds	33
9.7	Certain Proceedings	33
9.8	Expenditures by Lender	33
Section 10:	Miscellaneous	34
10.1	Headings	34
10.2	Modifications, Consents and Waivers	34
10.3	Entire Agreement	35
10.4	Addresses for Notices	35
10.5	Binding Effect and Assignment	36
10.6	Governing Law	36
10.7	Number and Gender; Additional References	37
10.8	Waiver of Notices	38
10.9	Indemnification	38
10.10	Partial Invalidity	39
10.11	Counterparts	39
10.12	Participant	39

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REVOLVING CREDIT AGREEMENT

     This revolving credit agreement (“Agreement”) is made and entered into as of the 28th day of April, 2004 by and between Government Properties Trust, Inc., a corporation duly organized and existing under and by virtue of the laws of the State of Maryland (“Borrower”), having its principal place of business at 10250 Regency Circle, Suite 100, Omaha, Nebraska 68114-3754, and FIRST NATIONAL BANK OF OMAHA, a national banking association (“Lender”), whose address is 1620 Dodge Street, Stop 4300, Omaha, Nebraska 68197-4300, ATTN: Mortgage Loan Department, witnesseth:

SECTION 1. DEFINITIONS AND TERMS

     As used in this Agreement, the following terms shall have the meanings set out respectively after each:

ACQUISITION ADVANCE — A loan of funds made by Lender to Borrower or a Subsidiary pursuant to this Agreement for the purpose of facilitating the purchase of a Property by Borrower.

ADVANCE — An Acquisition Advance or a Deposit Advance.

AGGREGATE MINIMUM DEBT SERVICE COVERAGE RATIO — The quotient of a fraction, the numerator of which fraction is the annual net operating income derived from all Properties and the denominator of which fraction is the actual annual debt service for all such Properties. For purposes of this definition, the annual net operating income shall consist of all rental income payable pursuant to the Property Lease(s) relating to a Property, as determined on an annual basis, less those operating expenses required to be paid by the lessor pursuant to such Property Lease(s) for the same annual term (without deduction for depreciation and amortization).

ASSIGNMENT OF RENTS AND LEASES — An Assignment of Rents and Leases from Borrower or a Subsidiary to Lender, substantively similar to Exhibit “A” attached hereto and by this reference incorporated herein.

BORROWING DATE — The date established by a Request for Advance as the closing date for an Advance.

BUSINESS DAY — Any day other than a Saturday, Sunday, or any other day on which banking institutions are required or authorized by law to be closed in Nebraska.

CAPITAL LEASE — Any capital lease or sublease that should be capitalized on a balance sheet in accordance with GAAP.

CODE — The Internal Revenue Code, as amended, together with rules and regulations promulgated thereunder.

COLLATERAL — (i) A parcel of real property acquired by Borrower or a Subsidiary with an Acquisition Advance, including any and all items of goods, inventory, equipment, furniture, fixtures, contract rights, general intangibles, and books and records relating to each such parcel of real property; (ii) An account (“FNCM Account”) established by Borrower with First National Capital Markets, Inc. (“FNCM”) to secure repayment of Deposit Advances; (iii) All products and proceeds of any item described in subsections (i) and (ii) of this definition.

CONSOLIDATED COMPANIES — At any date of determination thereof, Borrower and all of its Subsidiaries.

CONSOLIDATED NET WORTH — For any period, the consolidated stockholders’ equity in Borrower and its Subsidiaries, as determined in accordance with GAAP.

CONTROL AGREEMENT — A Control Agreement by and among Borrower, Lender and FNCM regarding the FNCM Account, securing repayment of a Deposit Advance, substantively similar to Exhibit “B” attached hereto and by this reference incorporated herein.

DEBT — Without duplication, for any Consolidated Company, the sum of each of the following: (a) all liabilities, obligations, and indebtedness of such Person that in accordance with GAAP should be classified upon such Consolidated Company’s balance sheet as liabilities in respect of (i) money borrowed, including, without limitation, all Advances (ii) obligations of such Consolidated Company under Capital Leases, and (iii) obligations of such Consolidated Company issued or assumed as the deferred purchase price for any Property, and all conditional sale obligations; (b) all obligations of the type referred to in the preceding clauses (a) (i) through (a) (iii) of other Persons, provided that a Consolidated Company is responsible for payment or liable as an obligor, guarantor, or otherwise; (c) all obligations of the type referred to in the preceding clauses (a) (i) through (a) (iii) and (b) of other Persons secured by any lien on any Property or asset of a Consolidated Company, the amount of such obligation being deemed to be the lesser of the value of such Property or assets or the amount of the obligation so secured; and (d) the face amount of all letters of credit issued for the account of a Consolidated Company, and without duplication, all drafts drawn and unpaid thereunder.

DEBTOR RELIEF LAWS — The Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, fraudulent transfer or conveyance, suspension of payments or similar Laws from time to time affecting the rights and remedies of Creditors.

DEFAULT RATE — The interest rate permitted to be assessed by Lender pursuant to any Note upon the occurrence of an Event of Default.

DEPOSIT ADVANCE — A loan of funds by Lender to Borrower or a Subsidiary to be utilized by Borrower or such Subsidiary as an Earnest Deposit or Permanent Mortgage Deposit.

EARNEST DEPOSIT — Funds delivered by Borrower or a Subsidiary in conjunction with the execution of a purchase agreement to acquire a Property, provided, that such purchase agreement shall provide that said funds shall constitute payment of a portion of the purchase price for such Property in the event that such purchase is consummated.

ERISA — The Employment Retirement Income Security Act of 1974, as amended, and any regulations and rulings promulgated thereunder.

EVENT OF DEFAULT — Any of the events described in Section 8 hereof.

ENVIRONMENTAL INDEMNITY AGREEMENT — An Environmental Indemnity Agreement from Borrower or a Subsidiary to Lender, substantively similar to Exhibit “C” attached hereto and by this reference incorporated herein.

FACILITY — The credit facility described in and subject to the limitations of this Agreement.

FINANCIAL STATEMENTS — Balance sheets, statements of operations, statements of shareholders’ investments, and statements of cash flows prepared in accordance with GAAP, which statements of operations and statements of cash flows shall be in comparative form to the corresponding period of the preceding fiscal year, and which balance sheets and statements of shareholders’ investments shall be in comparative form to the prior fiscal year-end figures.

GAAP — Generally accepted accounting principles.

GUARANTY — In the instance in which a Debt is incurred by a Subsidiary pursuant to this Agreement, an agreement whereby Borrower guarantees payment and performance of each and every duty and obligation imposed upon such Subsidiary by each and every Loan Document executed by such Subsidiary relative to such Debt. Such Guaranty shall be substantively similar to Exhibit “D” attached hereto and by this reference incorporated herein.

LAWS — All applicable statutes, laws, treaties, ordinances, rules, regulations, orders, writs, injunctions, decrees, judgments, opinions, or interpretations of any governmental authority.

LIEN — Any lien, mortgage, security interest, pledge, assignment, charge, title retention agreement, or encumbrance of any kind, and any other arrangement with any creditor to have its claim satisfied out of any property or assets, or the proceeds therefrom, prior to the general creditors of the owner thereof.

LOAN DOCUMENTS — Any and all documents executed by Borrower or a Subsidiary in connection with the making of an Advance by Lender to Borrower or a Subsidiary pursuant to this Agreement.

MATERIAL ADVERSE EVENT — Any circumstance or event which, individually or collectively, could reasonably be expected to result in any (a) material impairment of the ability of Borrower or any Subsidiary to perform any of its payment or other material obligations under any Loan Document or the ability of Lender to enforce any such obligations or any of its rights and remedies under the Loan Documents, or (b) material and adverse effect on the business, properties, condition or results of operations of

Borrower or any Subsidiary. The phrase “could be a Material Adverse Event” (or any similar phrase herein) means that there is a material probability of such Material Adverse Event occurring, and the phrase “could not be a Material Adverse Event” (or any similar phrase herein) means that there is a not a material probability of such Material Adverse Event occurring.

MINIMUM DEBT SERVICE COVERAGE RATIO (ACQUISITION ADVANCE) — The quotient of a fraction, the numerator of which fraction is the annual net operating income and the denominator of which fraction is the actual annual debt service, premised upon an interest rate that is the greater of (i) the Prime Rate or (ii) 175 basis points above the then prevailing rate on securities issued by the United States of America, the term of which securities shall be ten (10) years from the date on which the Debt Service Coverage Ratio is determined. For purposes of calculating the Debt Service Coverage Ratio, the annual debt service shall be premised upon the lesser of (i) a 25-year amortization or (ii) the length of time determined by Lender, in its reasonable business judgment, after reviewing the terms of the Property Lease relating to the Property for which the Debt Service Coverage Ratio is being calculated. For purposes of this definition, the annual net operating income shall consist of all rental income payable pursuant to the Property Lease relating to a Property, as determined on an annual basis, less those operating expenses required to be paid by the lessor pursuant to such Property Lease for the same annual term.

MINIMUM TANGIBLE NET WORTH — For purposes of this Agreement, the definition of Minimum Tangible Net Worth shall include subordinated debt. Minimum Tangible Net Worth means, at any time, stockholders’ equity (the par value of outstanding capital stock, plus capital surplus, plus retained earnings), less the sum of:

a.	Any surplus resulting from any write up of assets subsequent to December 31, 2003;

b.	Goodwill, including any amounts, however designated on the consolidated Financial Statements of the Consolidated Companies, representing the excess of the purchase price paid for assets or stock acquired over the value assigned thereto on the books of any Consolidated Company;

c.	Any amount reflecting value of patents, trademarks, trade names and copyrights;

d.	Any amount at which shares of capital stock of any Consolidated Company appear as an asset on the consolidated Financial Statements;

e.	Loans and advances to stockholders, directors, officers or employees of any Consolidated Company;

f.	Deferred expenses; and

g.	any other amount in respect of an intangible that should be classified as an asset on a balance sheet of any Consolidated Company in accordance with GAAP.

NOTE — A Promissory Note from Borrower or a Subsidiary to Lender, evidencing an Advance, substantively similar to Exhibit “E” attached hereto.

OBLIGATION — All present and future indebtedness, liabilities, and obligations, and all renewals and extensions thereof, or any part thereof, now or hereafter owing to Lender by Borrower or any Subsidiary arising from, by virtue of, or pursuant to this Agreement or any Loan Document, together with all interest accruing thereon, fees, costs, and expenses (including, without limitation, all reasonable attorneys’ fees and expenses incurred in the enforcement or collection thereof) payable pursuant to this Agreement or any Loan Document.

PARTICIPANT — A Person as defined in Section 10.12 hereof.

PERMANENT MORTGAGE DEPOSIT — Funds delivered by Borrower or a Subsidiary in conjunction with the submission of an application, good faith deposit, interest rate lock deposit, forward commitment deposit, closing expense deposit, or other similar deposit relating to permanent mortgage financing for a Property.

PERMITTED INVESTMENTS — Certificates of deposit at Lender, and/or debt instruments backed by the United States Government (such as treasury bills or agency bonds).

PERSON — Corporations, general partnerships, limited partnerships, limited liability companies, limited liability partnerships, natural persons, joint ventures, associations, or other organizations, whether or not legal entities.

PLAN — All pension, savings, retirement, health, insurance, severance and other employee benefit or fringe benefit plans, programs, arrangements or agreements (including “employee benefit plans” as defined by ERISA) maintained or sponsored by Borrower or any Subsidiary or with respect to which Borrower or any Subsidiary has any responsibility, obligation or liability, contingent or otherwise.

POTENTIAL DEFAULT — The occurrence of any event or existence of any circumstance that, with the giving of notice or lapse of time, or both, would constitute an Event of Default.

PRIME RATE — That rate of interest quoted in the Money Rates column of The Wall Street Journal as the “Prime Rate.” In the event that The Wall Street Journal abolishes or abandons the practice of publishing the “Prime Rate,” then the “Prime Rate” used shall be that interest rate or general reference rate that Lender, in its reasonable judgment, determines most effectively approximates the “Prime Rate”, as previously quoted in The Wall Street Journal.

PROPERTY — A parcel of real property acquired by Borrower or any Subsidiary, provided, that Lender provided or is providing an Advance with respect to such parcel of real property.

PROPERTY LEASE — A lease relating to a Property, wherein Borrower or a Subsidiary is the lessor.

REQUEST FOR ADVANCE — A written request that Lender grant an Advance to Borrower or a Subsidiary, substantively similar to Exhibit “F” (2 Versions) attached hereto and by this reference made a part hereof.

SECURITY AGREEMENTS — A security agreement of Borrower or a Subsidiary,securing repayment of an Advance, substantively similar to Exhibit “G” attached hereto and by this reference made a part hereof.

SECURITY INSTRUMENT — A deed of trust, security agreement and assignment of rents, mortgage, or similar document, substantively similar to Exhibit “H” attached hereto and by this reference incorporated herein pursuant to which Lender is granted a lien upon a parcel of Property.

SOLVENT — As to any Person, that (a) the aggregate fair market value of such Person’s, assets exceeds its liabilities (whether such liabilities are contingent, subordinated, unmatured, unliquidated, or otherwise), (b) such Person has sufficient cash flow to enable it to pay its Debts as they mature, and (c) such Person has sufficient capital to conduct such Person’s business.

SUBSIDIARY — With respect to Borrower, an entity of which an aggregate of more than 50% (in number of votes) of the stock (or equivalent interests) is owned of record or beneficially, directly or directly, by Borrower.

TAXES — For any person, taxes, assessments, or other governmental charges or levies imposed upon such Person, its income, or any its properties, franchises or assets.

TERMINATION DATE — Three Hundred Sixty-Four (364) days from and after the date of execution of this Agreement.

TOTAL LIABILITIES TO TANGIBLE NET WORTH — The quotient of a fraction, the numerator of which fraction is the total of all Debt of Borrower and its Subsidiaries, and the denominator of which fraction is Consolidated Net Worth.

TYPE — An Acquisition Advance or a Deposit Advance.

SECTION 2. REVOLVING FACILITY

     2.1 ADVANCES.

     Lender agrees that it will, subject to the terms and provisions of this Agreement, make Advances to Borrower and its Subsidiaries from time to time during the term commencing on the date hereof to and including the Business Day immediately preceding the Termination Date in an aggregate principal amount not exceeding the sum of $50,000,000.00, provided, that the aggregate indebtedness due and owing pursuant to all of the Advances and all of the Notes evidencing such Advances shall not, at any time during the term of this Agreement, exceed the sum of $50,000,000.00. Borrower and its Subsidiaries may, subject to the limitations set forth above, borrow, repay and reborrow under this Facility.

     Each Advance made by the Lender to Borrower or a Subsidiary shall be further evidenced by a Note executed by Borrower or the respective Subsidiary contemporaneously with each Advance, payable to the order of the Lender, in the principal amount of the Advance it evidences. Each Note shall be dated as of the date of the Advance it evidences.

     Records maintained by Lender shall be conclusive evidence, absent manifest error, of the amount of the Advances made by Lender to Borrower and each Subsidiary, and the interest and principal payments thereon. Any failure to so record, or any error in recordation, shall not, however, limit or otherwise affect the obligation of Borrower or the respective Subsidiary under the Loan Documents to pay any amount owing pursuant to the respective Obligation.

     All payments of principal, interest, and other amounts required to be paid by Borrower or a Subsidiary pursuant to this Facility shall be paid to Lender at its principal office in Omaha, Nebraska in funds which are or will be available for immediate use by Lender by 12:00 Noon, Omaha, Nebraska time on the date on which the same are due, without setoff, deduction, or counterclaim. If any payment required to be paid pursuant to this Facility shall be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest and fees, as applicable. Payments made after 12:00 Noon, Omaha, Nebraska time shall be deemed made on the next Business Day.

     2.2 INTEREST AND PRINCIPAL PAYMENTS.

     Except as otherwise provided herein, interest on all Advances shall accrue at the Prime Rate, provided, that said interest rate shall not, in any event, be reduced to an interest rate that is less than 4.0% per annum. The interest rate shall be adjusted daily.

     Interest accrued on each Advance shall be paid to Lender in arrears on the first Business Day of the month immediately succeeding the month during which any Advance is made by Lender and on the first day of each and every month thereafter until such Advance is paid in full.

     Deposit Advances shall be paid in full on the date of closing of the acquisition of the respective Property or on the date of closing of permanent financing for a Property, as applicable.

     With respect to Notes evidencing Deposit Advances that are not paid in full prior to the Termination Date, in the event that Borrower has not replaced this Facility with a facility provided by a different lender, or in the event that Lender has not renewed this Facility, Lender will extend the term of the Note evidencing such Deposit Advance for an additional term, provided, that such additional term shall, in any and all events, mature not later than six (6) months subsequent the Termination Date.

     Acquisition Advances shall be paid in full upon the earlier to occur of (i) closing of the permanent financing for the respective Property, or (ii) six (6) months from the date on which such Acquisition Advance is made by Lender, provided, in the event that said 6-month term expires subsequent to the Termination Date , the maturity date of such Note shall be that date which is six (6) months subsequent to the date of execution of such Note.

     With respect to Notes evidencing Acquisition Advances that mature subsequent to the Termination Date, in the event that Borrower has not replaced this Facility with a facility provided by a different lender, or in the event that Lender has not renewed this Facility, Lender will extend the term of the Note evidencing such Acquisition Advance for an additional term not exceeding 364 calendar days from the initial maturity date for such Acquisition Advance (i) at an interest rate not exceeding one percent (1.0%) greater than the Prime Rate, (ii) for a term not exceeding 364 calendar days from the initial maturity date of the Note executed in conjunction with such Acquisition Advance, and (iii) requiring payment of principal and interest installments amortized over a term equal to the remaining term of the Property Lease pertaining to the Property with respect to which such Acquisition Advance was granted, provided, in the event that such Property Lease includes a provision that permits termination of such Property Lease on a date (“Early Termination Date”) that precedes the scheduled maturity date of such Property Lease, such amortization term shall be reduced to a date that is coterminous with the Early Termination Date.

     Borrower or a Subsidiary may prepay all or any part of any Advance at any time upon ten (10) Business Days’ prior written notice to Lender. Each such notice shall specify the prepayment date and the Advance being prepaid.

     2.3 DEFAULT RATE.

     In the event that any installment is not paid within ten (10) days from the date on which the same is due and payable, interest shall accrue on the principal amount of the Note evidencing the respective Advance from the date on which such installment was due and payable at a rate of interest that is four percent (4.0%) greater than the Prime Rate (“Default Rate”) until paid.

     2.4 LATE FEE.

     In the event that any installment is not paid within ten (10) days from the date on which such installment is due and payable pursuant to the respective Note, Lender may, at its option, assess a late fee in an amount equal to five percent (5.0%) of the amount of such installment. Such late fee shall be paid contemporaneously with the payment of the accrued installment, and in the event that such late fee is not paid contemporaneously with payment of the accrued installment, interest shall accrue on the late fee at the Default Rate.

     Imposition of a late fee shall not preclude Lender from assessing interest at the Default Rate as set forth in Section 2.3 hereof.

     2.5 INTEREST CALCULATIONS.

     All payments of interest shall be calculated on the basis of the actual number of days elapsed (including the first day but excluding the last day) computed on the basis of a calendar year consisting of 360 days. All interest rate determinations and calculations by Lender shall be conclusive and binding absent manifest error.

     2.6 MAXIMUM RATE; USURY.

     All agreements between Lender and Borrower, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever, whether by reason of advancement of the proceeds hereof, acceleration of maturity of the unpaid principal balance hereof, or otherwise, shall the amount paid or agreed to be paid to Lender for the use, forbearance or detention of the money to be advanced hereunder exceed the highest lawful rate permissible under applicable usury laws. If, from any circumstance whatsoever, fulfillment of any provision hereof, or in the Security Instrument securing any Note, or any other agreement referred to herein, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any circumstance the holder hereof shall ever receive as interest an amount which would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the unpaid principal balance due hereunder and not to the payment of interest, or if such excessive amount exceeds the unpaid principal balance, such excess shall be refunded to Borrower. All interest paid, or agreed to be paid to Lender, to the extent permitted by applicable law, shall be amortized, prorated, allocated and spread throughout the full period until payment in full of principal and interest of this Facility, including any period of extension or renewal, so that the interest for such full period shall not exceed the maximum amount permitted by applicable Law. This provision shall control every other provision of all agreements between Lender and Borrower.

     2.7 ORDER OF APPLICATION.

     Payments and prepayments of any Note shall be applied in the following order:

     (i) to the payment of all fees and reasonable expenses for which Lender has not been paid or reimbursed as required by the Loan Documents;

     (ii) accrued and unpaid late charges;

     (iii) accrued and unpaid interest calculated at the Default Rate;

     (iv) accrued and unpaid interest calculated at Prime Rate; and

     (v) to the payment of the principal indebtedness due and owing pursuant to any Note in such order as Lender may elect.

     2.8 OFFSET.

     Upon the occurrence and during the continuance of an Event of Default, Lender shall be entitled to exercise its right of offset against (i) each and every account and other property, or any interest therein, that Borrower may now or hereafter have with, or that is now or hereafter in the possession of, Lender, and (ii) the FNCM Account, to the extent of the full amount of all Advances owed to Lender.

     2.9 TAXES.

     Any and all payments by Borrower or any Subsidiary to or for the account of Lender hereunder or under any other Loan Document shall be free and clear of and without deduction for any and all present or future Taxes or fees, excluding Taxes imposed on income payable to Lender. If Borrower or any Subsidiary shall be required by Law to deduct any Taxes from or in respect of any sum payable under this Facility, (i) the sum payable by Borrower or such Subsidiary shall be increased as necessary so that after making all required deductions, Lender receives an amount equal to the sum that it would have received had no such deductions been made, (ii) Borrower or the respective Subsidiary shall make such deductions, (iii) Borrower or such Subsidiary shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Law, and (iv) Borrower or such Subsidiary shall furnish to Lender the original or a certified copy of a receipt evidencing payment thereof.

     Borrower agrees to indemnify Lender for the full amount of any Taxes that should have been withheld by Borrower or any Subsidiary and any other Taxes paid by Lender and any liability (including penalties, interest, and expenses other than those incurred as a result of the gross negligence or willful conduct of Lender) arising therefrom or with respect thereto.

     The agreements and obligations of Borrower contained in this Section 2.9 shall survive the termination of this Facility and the payment in full of all Obligations hereunder.

SECTION 3. BORROWING PROCEDURE.

     The following procedures apply to Advances made by Lender pursuant to this Facility:

     3.1 DEPOSIT ADVANCES

     Each Deposit Advance shall be made by Lender upon receipt of a Request for Advance, which Request for Advance (i) shall be binding on Borrower, (ii) shall specify the Borrowing Date, amount, Type, and designate whether such Deposit Advance is an Earnest Deposit or a Permanent Mortgage Deposit, and (iii) must be received by Lender not later than 10:00 A.M., Omaha, Nebraska time on the third Business Day preceding the Borrowing Date for such Deposit Advance.

     Each Deposit Advance shall be secured by a duly perfected first priority security interest in the FNCM Account, and Borrower shall execute and deliver to Lender, contemporaneously with the submission of the Request for Advance, a Control Agreement granting to Lender a security interest in the FNCM Account in an amount equal to the amount designated in the Request for Advance, provided, in the event that the investments in the FNCM Account are not cash deposits, Borrower shall, if requested by Lender, grant to Lender a security interest in such investments in an amount equal to 110% of the amount of the Advance requested by Borrower. In the event that the fair market value of the investments in the FNCM Account is less than the amount designated in the Request for Advance (or an amount equal to 110% of the amount requested in the event that the investments in the FNCM Account are not cash investments), Lender shall not be obligated to fund the Deposit Advance described in the Request for Advance.

     3.2 CONDITIONS PRECEDENT TO DEPOSIT ADVANCES.

     The obligation of Lender to make a Deposit Advance is subject to each of the following conditions precedent:

     On or before the Borrowing Date for such Deposit Advance, all of the following, in form and substance satisfactory to Lender, shall be delivered by Borrower or the respective Subsidiary to Lender:

     (a) Promissory Note in the principal amount of the Deposit Advance;

     (b) A Guaranty (in the instance that such Deposit Advance is granted to a Subsidiary of Borrower);

     (c) In the instance of a Permanent Mortgage Deposit, an executed commitment letter, term sheet, and other related documents executed by the proposed mortgagee;

     (d) In the instance of an Earnest Deposit, a copy of the executed purchase agreement, or in the event that a purchase agreement has not been executed, the most current draft version of such purchase agreement (in the event that a purchase agreement has not been executed, Borrower shall provide to Lender copies of any executed memoranda, such as letters of intent, relating to the proposed purchase, and at such time as a purchase agreement is executed, Borrower will provide to Lender a copy of the executed purchase agreement);

     (e) An executed Security Agreement;

     (f) An executed Control Agreement; and

     (g) Such other and further documentation as Lender may reasonably require.

     3.3 ACQUISITION ADVANCES

     Each Acquisition Advance shall be made by Lender upon receipt of Borrower’s Request for Advance requesting that Lender fund an Acquisition Advance on a Borrowing Date, which Request for Advance (i) shall be binding on Borrower, (ii) shall specify the Borrowing Date, amount, and Type, and (iii) must be received by Lender not later than 10:00 A.M., Omaha, Nebraska time on the tenth Business Day preceding the Borrowing Date for any Acquisition Advance.

     The obligation of the Lender to make an Acquisition Advance is subject to each of the following conditions precedent:

     (A) A Minimum Debt Service Coverage Ratio (Acquisition Advance) not less than 1.20 with respect to the Property for which such Acquisition Advance is requested;

     (B) The amount of each Acquisition Advance shall not exceed an amount equal to 70% of the lesser of (i) the appraised value of the Property which is the subject of such Acquisition Advance, as determined by an MAI appraisal or (ii) the purchase price for such Property; and

     (C) Not less than five days prior to closing on an Acquisition Advance, Borrower or the respective Subsidiary shall provide to Lender, in form and content satisfactory to Lender, each of the following:

(a)	TITLE INSURANCE. A commitment to issue, on the closing date, an ALTA mortgagee’s policy of title insurance to Lender, American Land Title Association Loan Policy (Form 10/17/92) or such other form as Lender shall approve, for the full amount funded for each Property acquired under this Facility. The title insurance policy, when issued, shall contain a comprehensive zoning endorsement and any and all other endorsements that Lender shall require. Title to each Property shall be subject only to those exceptions as Lender shall approve.

(b)	ALTA AS-BUILT SURVEY of the Property to be mortgaged, identifying all easements and utility locations, by a land surveyor duly registered and in good standing in the state where the property is being acquired, to be in accordance with Lender’s survey requirements, as listed in Exhibit “I” attached hereto.

Such survey shall also evidence that ingress and egress to the Property is by public streets and that all utilities serving the Property are located in the public right-of-way abutting the Property, or in the event that such utilities are connected to the Property by passage over or through other property that is not public right-of-way, that easements, acceptable to Lender, have been granted for service by such utilities, and such easements shall be included as insured parcels in the above-referenced title insurance.

(c)	APPRAISAL: An MAI Appraisal Report on each Property to be funded, to be ordered by the Lender at Borrower’s cost. The appraisal report must be in compliance with all of the minimum standards as required by FIRREA in its uniform appraisal standards adopted June 7, 1994, dealing with federally regulated institutions. Said appraisal shall be addressed to Lender and shall provide that Lender may rely upon such appraisal.

(d)	PHASE I ENVIRONMENTAL REPORT: A satisfactory Phase I Environmental Site Assessment Report covering each Property that will include, as a minimum, a 40 year title search of all past users and owners of the subject Property being mortgaged. Said Phase I Environmental Site Assessment Report shall be addressed to Lender and Borrower or the respective Subsidiary and shall provide that Lender may rely upon such report and will have a direct cause of action against the Person issuing such report in the event that such report is erroneous in any respect or fails to include any statement or fact that renders such report inaccurate or misleading. In the event that such report is not addressed to Lender, the Person issuing such report shall provide to Lender a letter acknowledging that Lender may rely upon such report and that such report was issued for the benefit of Lender and Borrower.

(e)	INSURANCE: Fire and extended coverage insurance for the full insurable value of each Property, together with comprehensive general liability insurance and loss of rental income for each Property for a period of twelve (12) months. Such insurance coverage shall specifically include coverage for any acts of terrorism. All insurance policies required hereunder shall be issued by companies, on forms, in amounts and with deductibles acceptable to Lender, and shall designate

Lender as “additional insured” and “loss payee” with a standard noncontributory mortgagee clause in favor of Lender.

Each such insurance policy shall provide that there shall be no cancellation or modification with less than thirty (30) days’ prior written notice to Lender. All such policies covering Properties shall be renewed during the term of this Facility and copies of same shall be provided to Lender at least thirty (30) days prior to the termination date of any then current policy.

(f)	TAXES AND ASSESSMENTS: Evidence that all installments of general real estate taxes, special taxes or assessments and other impositions are paid.

(g)	LEGAL COMPLIANCE: Evidence from local governmental authorities having jurisdiction that the Property complies with all zoning requirements, fire marshal requirements, city code requirements, and any other local ordinance relative to the Property’s development.

(h)	FINANCIAL STATEMENTS: Borrower shall provide to Lender, upon Lender’s request, rent rolls and operating and financial statements regarding each Property acquired with funds provided pursuant to this Facility.

(i)	U.C.C./TAX LIEN/JUDGMENT SEARCHES: U.C.C., tax lien and judgment searches against such parties as Lender may require, confirming that the personal property located at the Property and owned by the Borrower or Subsidiary, as applicable, and the Property, are free from all security interests, Liens, judgments and encumbrances, except the prior security interest to Lender, such searches to be updated as of the closing date of each Property acquired and mortgaged.

(j)	LEGAL CAPACITY: In the event that Borrower proposes that a Subsidiary of Borrower shall acquire a Property, Borrower or such Subsidiary shall provide to Lender evidence that such Subsidiary is in good standing in the state in which such Subsidiary is organized, such organizational documentation as Lender may request, and such authorization documentation as Lender may require.

(k)	GUARANTY: In the event that Borrower proposes that a Subsidiary shall acquire a Property, Borrower shall execute and deliver to Lender a Guaranty whereby Borrower shall guarantee payment and performance of any and all Obligations imposed upon such Subsidiary by the Loan Documents executed by such Subsidiary for the benefit of Lender in conjunction with such acquisition.

(l)	PROPERTY CONDITION REPORT: A report, prepared by a Person acceptable to Lender, describing and assessing the condition of such facets of the Property as may be requested by Lender.

(m)	PROPERTY LEASES: Borrower shall provide to Lender a copy of each Property Lease regarding the Property. In the event that the terms, conditions, and provisions of all Property Leases relating to a Property are not acceptable to Lender, as determined in Lender’s sole and absolute discretion, Lender shall not have any duty or obligation to make an Acquisition Advance with respect to such Property.

(n)	USE OF PROPERTY: In the event that the use(s) of the Property, as determined by the Property Leases regarding such Property, is/are not acceptable to Lender, as determined in Lender’s reasonable discretion, Lender shall not have any duty or obligation to make an Acquisition Advance with respect to such Property. Lender agrees that any Property that is required to be utilized for offices by any entity described in Section 6.1 shall constitute a use that is acceptable to Lender.

     3.4 CONDITIONS PRECEDENT TO ACQUISITION ADVANCES.

     On or before the Borrowing Date for such Acquisition Advance, all of the following, in form and substance satisfactory to Lender, shall be delivered by Borrower or the respective Subsidiary to Lender:

(a)	Promissory Note in the principal amount of the Acquisition Advance;

(b)	A Guaranty (in the instance of an acquisition by a Subsidiary of Borrower);

(c)	With respect to each Property for which an Acquisition Advance is requested:

1.	An Assignment of Rents and Leases;

2.	A first priority Security Instrument;

3.	An Environmental Indemnity Agreement;

4. A UCC Financing Statement covering tangible and intangible assets owned by the Borrower or Subsidiary, as applicable, and located at the Property;

5.	Rent roll and copies of all Property Lease(s) regarding such Property;

6.	Subordination, Non-Disturbance and Attornment Agreements executed by the lessees of such Property;

7.	Estoppel certificates executed by each of the lessees occupying such Property;

8.	A Notice of Commencement or equivalent notice (if applicable);

9.	An Assignment of Contracts (Construction) (if applicable); and

10.	An Assignment of Architect’s Contract, Plans and Specifications (if applicable).

(d)	Such other and further documentation as Lender may reasonably require.

     3.5 EXPENSES.

Borrower shall be liable for any and all fees and expenses related to the provision of any report, survey, appraiser, title insurance or any other matter required to be provided by any Consolidated Company in conjunction with any Advance, and Borrower shall reimburse Lender for any and all expenses, but not limited to, reasonable attorney fees incurred by Lender in connection with the making of any Advance by Lender to any Consolidated Company.

SECTION 4. FEES.

     4.1 TREATMENT OF FEES.

The fees described in this Section 4 (a) do not constitute compensation for the use, detention or forbearance of money, (b) are in addition to, and not in lieu of, interest and expenses otherwise described in this Facility, (c) shall be payable as provided herein, (d) shall be nonrefundable, and (e) shall, to the fullest extent permitted by Law, bear interest, if not paid when due, at the Default Rate.

     4.2 ORIGINATION FEE.

     Borrower shall pay to Lender an origination fee in the amount of $250,000.00 contemporaneously with the execution of this Agreement. Said fee shall be fully earned by Lender upon execution of this Agreement, and no portion of said fee shall, in any event, be refunded to Borrower.

     4.3 ADVANCE FEES.

     Borrower shall, contemporaneously with the making of an Advance by Lender hereunder, pay to Lender a fee in an amount equal to 0.50% of such Advance (“Advance Fee”).

     4.4 PAYMENT OF FEES. Said origination fee and all Advance Fees shall constitute additional Obligations due and owing hereunder and shall bear interest at the Default Rate from the date on which the same are due and payable until date of payment by Borrower or the respective Subsidiary. In the event that any such fee is not paid within ten (10) Business Days after the date on which the same was due and payable, Borrower hereby authorizes Lender to advance such sum(s) to itself from the FNCM Account. In the event that the balance in the FNCM Account, after deduction of amounts in the FNCM Account that are subject to Control Agreements, is insufficient to pay such fees, the failure to pay any such fees shall constitute an Event of Default hereunder.

SECTION 5. CONDITIONS PRECEDENT

     5.1 CONDITIONS PRECEDENT TO CLOSING.

     This Facility shall not become effective unless and until (a) Lender has received all of the agreements, documents, instruments, and other items described in Schedule 5.1, (b) there has been no material adverse change in the consolidated financial condition of the Consolidated Companies from that shown in the respective Financial Statements of the Consolidated Companies dated December 31, 2003, and (c) Borrower has provided to Lender evidence satisfactory to Lender that Borrower has filed an election with the Internal Revenue Service to be taxed as a real estate investment trust (“REIT”) pursuant to the Code.

     Borrower shall deliver to Lender, simultaneously with the delivery of this Agreement to Lender, the resolutions of Borrower’s board of directors approving this Agreement and specifying the person or persons authorized to execute the same and the other Loan Documents from time to time.

     5.2 CONDITIONS PRECEDENT TO ALL ADVANCES.

     In addition to the conditions stated in Section 5.1, (except Section 5.1 (c)), the obligation of Lender to make each Advance (including the initial Advance) is subject to the further conditions precedent that on the date of the Advance the following statements shall be true:

(a)	Lender has received a Request for Advance;

(b)	Lender has received the Advance Fee as required by Section 4.3 hereof;

(c)	The representations and warranties contained in Section 6 hereof are true and accurate on and as of the date of such Advance as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(d)	No Event of Default or Potential Default has occurred and is continuing;

(e)	The Aggregate Minimum Debt Service Coverage Ratio with respect to all Properties owned by all Consolidated Companies is not less than 1.20;

(f)	The Minimum Tangible Net Worth of all Consolidated Companies is not less than $90,000,000.00;

(g)	The Consolidated Companies have a Total Liabilities to Tangible Net Worth ratio not greater than 4.0;

(h)	The funding for such Advance is permitted by Law; and

(i)	All matters related to the requested Advance must be satisfactory to Lender and its counsel in their reasonable business judgment.

     Each Request for Advance delivered to Lender shall constitute a ratification, confirmation and affirmation of each and every representation, warranty, covenant and agreement of Borrower to Lender herein, effective as of the date of such Advance. Time is of the essence with respect to each condition precedent set forth herein. Lender may, in its sole and absolute discretion, fund any Advance prior to the satisfaction of all conditions precedent, but such funding shall not constitute a waiver of the requirement that each such condition precedent must be satisfied with respect to the Advance that is being requested, and any funding prior to the satisfaction of all conditions precedent shall not constitute a waiver of any requirement that each such condition precedent shall be satisfied as a prerequisite for any subsequent Advance unless specifically waived in writing by Lender.

SECTION 6. REPRESENTATIONS AND WARRANTIES

     Borrower hereby represents and warrants to Lender as follows:

     6.1 PURPOSE OF CREDIT FACILITY.

     Borrower and any Subsidiary will use all proceeds of any Advance solely for the purpose of acquiring Properties or securing permanent financing for such Properties. Each Property must be subject to a Property Lease with a lessee which is (i) an agency of the federal government, or (ii) the federal government, acting through the General Services Administration. Each Property Lease shall have a remaining term not less than ten (10) years from the date on which an Advance is made by Lender with respect to such Property. In the event that Borrower or any

Subsidiary proposes to acquire a Property that is subject to a Property Lease with a state government, a state governmental agency, a local government, a local governmental agency or a federal, state or local government-sponsored enterprise, Lender shall not have any obligation to make an Advance regarding such Property unless Lender consents in writing to the proposed lessee of such Property. In the event that Borrower or any Subsidiary proposes to acquire a Property described in the preceding sentence, Lender agrees that it will exercise reasonable business judgment in evaluating the propriety of granting an Advance with respect to such Property.

     The proceeds of any Advance may not be utilized for any purpose except as specifically provided herein. Borrower acknowledges and agrees that no portion of any Advance may be utilized for the purpose of the acquiring a parcel of real property that has not been developed, is in the process of being developed or is not subject to a Property Lease with the federal government, as described in the preceding paragraph. Borrower further acknowledges and agrees that Lender shall not be required to make an Advance to any Person that is not a Subsidiary, as defined in this Agreement.

     6.2 STATUS AS REIT.

     Borrower has qualified as a REIT under the Code.

     6.3 EXISTENCE, GOOD STANDING, AUTHORITY, AND AUTHORIZATIONS.

     Borrower is, and each Subsidiary shall be, duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization. Borrower represents and warrants to Lender that Borrower and each Subsidiary (a) are duly qualified to transact business and are in good standing in each jurisdiction where the nature and extent of their business and properties require the same, and (b) possess all requisite authority, power, licenses, approvals, permits, authorizations, and franchises to use their assets and conduct their business as is now being, or is contemplated herein to be, conducted. No filings, recordings, or registrations with, or exemptions, orders, consents, licenses or permits from, any governmental authority are required to authorize, or is required in connection with, the execution, delivery, legality, validity, binding effect, performance or enforceability of any Loan Document, including this Agreement, except security filings to perfect Lender’s interest as contemplated by the Loan Documents.

     6.4 AUTHORIZATION AND CONTRAVENTION.

     The execution, delivery and performance by Borrower or any Subsidiary of any Loan Document, and its respective obligations thereunder (a) are within the corporate powers of Borrower or the Subsidiary, (b) will have been duly authorized by all necessary corporate action on behalf of the Borrower or such Subsidiary when such Loan Documents are executed and delivered, (c) require no action by or in respect of, consent of, or filing with, any governmental authority, which action, consent, or filing has not been taken or made on or prior to the date of execution of this Agreement, (d) will not violate any provision of the charter or bylaws of Borrower or such Subsidiary, (e) will not violate any provision of Law applicable to it, other than such violations that individually or collectively would not constitute a Material Adverse Event, (f) will not violate any written or oral agreements, contracts, commitments or understandings to which it is a party, other than such violations that would not constitute a Material Adverse Event, and (g) except for Liens created by the Loan Documents, will not result in the creation or imposition of any Lien on any asset of any Consolidated Company, except as approved by Lender in writing.

     6.5 BINDING EFFECT.

     Upon execution and delivery by Borrower or a Subsidiary, each Loan Document will constitute a legal, valid, and binding obligation of Borrower or such Subsidiary, enforceable against Borrower or such Subsidiary in accordance with its terms.

     6.6 FINANCIAL STATEMENTS. The Financial Statements were prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial condition, results of operations, and cash flows of the Consolidated Companies as of and for the portion of the fiscal year endings on the date or dates thereof. There were no material liabilities, direct or indirect, fixed or contingent, of the Consolidated Companies as of the date or dates of the Financial Statements which are required under GAAP to be reflected therein or in the notes thereto, that are not so reflected.

     6.7 LITIGATION, CLAIMS, INVESTIGATIONS.

     Borrower is not subject to, or aware of the threat of, any litigation, claims or investigations that are reasonably likely to be determined adversely to Borrower or any Subsidiary which, if so adversely determined, could constitute a Material Adverse Event. There are no judgments, decrees, or orders of any governmental authority outstanding against Borrower or any Subsidiary that could constitute a Material Adverse Event.

     6.8 TAXES.

     All tax returns of Borrower and each Subsidiary required to be filed have been filed (or extensions have been granted) prior to delinquency, and all Taxes imposed upon Borrower and any Subsidiary which are due and payable have been paid prior to delinquency.

     6.9 ERISA COMPLIANCE.

     (a) No Plan has incurred an accumulated funding deficiency, as defined by ERISA or the Code, (b) neither Borrower nor any Subsidiary has incurred any material liability which is currently due and remains unpaid under ERISA to the Pension Benefit Guaranty Corporation (“PBGC”) or to a Plan, (c) neither Borrower nor any Subsidiary has engaged in any prohibited transaction as defined by ERISA or the Code, and (d) no event has occurred which is likely to result in the termination of a Plan.

     6.10 PROPERTIES; LIENS.

     Borrower and each Subsidiary has good and marketable title to all property reflected on the Financial Statements, except (a) property that is obsolete, (b) property that has been disposed of in the ordinary course of business, or (c) as otherwise permitted by any Loan Documents.

     6.11 NO DEFAULT.

     No event has occurred and is continuing, or would result from the incurring of Obligations by Borrower or any Subsidiary under this Facility or any other Loan Document, which constitutes an Event of Default or a Potential Default. No Consolidated Company is in default under or with respect to any material written or oral agreements, contracts, commitments, or understandings to which any such Consolidated Company is a party, which default could result in a Material Adverse Event.

SECTION 7. COVENANTS

     From and after the date of execution of this Agreement and until all Obligations incurred pursuant to this Agreement have been paid in full, Borrower covenants and agrees (and agrees to cause each Subsidiary, to the extent that any covenant is applicable to such Subsidiary) to perform, observe and comply with each of the following covenants:

     7.1 USE OF PROCEEDS.

     Borrower and each Subsidiary shall use the proceeds of any Advances only for the purposes stated herein.

     7.2 BOOKS AND RECORDS.

     The Consolidated Companies shall maintain books, records, and accounts necessary to prepare financial statements in accordance with GAAP.

     7.3 ITEMS TO BE PROVIDED.

     Borrower shall cause the following to be provided to Lender:

     (a) Promptly after preparation, and not later than 120 days after the last day of each fiscal year of Borrower, Financial Statements representing the consolidated financial condition and results of operations calculated for the Consolidated Companies accompanied by the unqualified opinion of a nationally recognized independent certified public accounting firm, based upon its audit using generally accepted auditing standards, that such Financial

Statements were prepared in accordance with GAAP and fairly present the consolidated financial condition and results of operations of the Consolidated Companies.

     (b) Promptly upon preparation, and in no event later than 60 days after the last day of each fiscal quarter of Borrower (except the 4th fiscal quarter of each fiscal year), Financial Statements representing the consolidated financial condition and results of operations calculated for the Consolidated Companies.

     (c) Notice, promptly after Borrower knows or has reason to know of (i) the existence and status of any litigation which could be a Material Adverse Event, or of any order or judgment for the payment of money which individually or collectively exceeds $500,000.00, or any warrant of attachment, sequestration or similar proceeding against the assets of a Consolidated Company having a value in excess of $500,000.00; (ii) an Event of Default or Potential Default, specifying the nature thereof and the action taken by Borrower or any other Consolidated Company in attempting to resolve the same; (iii) receipt by any Consolidated Company of any notice from any governmental authority of the expiration without renewal, termination, material modification or suspension of, or institution of any proceedings to terminate, materially modify, or suspend, any authorization that any Consolidated Company is required to hold in order to operate its business in compliance with all applicable laws; (iv) a default or event of default under any material agreement of any Consolidated Company which may constitute a Material Adverse Event; (v) the receipt by any Consolidated Company of notice of any material violation or alleged violation of any environmental law (as defined in Exhibit “C” attached hereto); or (vi) the occurrence of an event that could reasonably be expected to result in liability of a Consolidated Company to the PBGC, or the filing of or obligation to file a notice with the PBGC, relating to the failure to make a required installment with respect to a Plan.

     (d) Promptly after filing, a true, correct and complete copy of each material report and registration statement filed by any Consolidated Company with the Securities and Exchange

Commission, including, without limitation, each Form 10-K, Form 10-Q, and Form 8-K filed by or on behalf of any Consolidated Company.

     7.4 INSPECTIONS.

     The Consolidated Companies shall permit Lender to inspect any of their properties, to review reports, files and other records and to make and retain copies thereof, to conduct tests or investigations, and to discuss their affairs, conditions and finances with other creditors, directors, officers, employees, other representatives and independent accounts of the Consolidated Companies, as frequently as requested, at the expense of Borrower.

     7.5 TAXES.

     Each Consolidated Company shall promptly pay when due any and all Taxes (except in those instances in which a Consolidated Company is diligently contesting, in good faith, and with respect to which reserve or other provision required by GAAP has been made, and with respect to which levy and execution of any Lien securing the same have been and continue to be stayed).

     7.6 MATERIAL OBLIGATIONS.

     Each Consolidated Company shall pay all of their material obligations as the same become due (unless such obligations, excepting Obligations arising under the Loan Documents, are being contested in good faith by appropriate proceedings).

     7.7 MAINTENANCE OF EXISTENCE, ASSETS AND BUSINESS.

     Each Consolidated Company shall at all times (a) maintain its existence and good standing in the jurisdiction of its organization and its authority to transact business in all other jurisdictions; (b) maintain all licenses, permits and franchises necessary for its business; and (c) keep all of its assets that are necessary to its business in good working order and condition (ordinary wear and tear excepted) and make all necessary repairs thereto and replacements thereof.

     Borrower will not, and Borrower will not permit any Subsidiary to, change its name, organizational structure, state of organization, principal place of business, chief executive office, or the location in which records regarding any Property are maintained, without the provision of written notice to Lender, which notice shall be delivered to Lender not less than thirty (30) days prior to the date of such occurrence or event.

     7.8 INSURANCE.

     Each Consolidated Company shall maintain insurance with financially sound and reputable insurers, in such amounts, and covering such risks, as shall be ordinary and customary for similar companies in the industry.

     7.9 INVESTMENTS.

     Borrower shall direct FNCM to invest all funds delivered by Borrower to FNCM only in Permitted Investments.

     7.10 COMPLIANCE WITH LAWS AND DOCUMENTS.

     No Consolidated Company shall violate the provisions of any Laws applicable to it, or any material written or oral agreement, contract, commitment, or understanding to which it is a party, if such violation alone, or when aggregated with all other such violations, could constitute a Material Adverse Event, and no Consolidated Company shall violate the provisions of its charter or bylaws, or modify, repeal, replace, or amend any provision of its charter or bylaws, if such action could adversely affect the rights of Lender.

     7.11 ASSIGNMENT.

     No Consolidated Company may, without the prior written consent of Lender, assign or transfer any of its rights, duties, or obligations hereunder or under any Loan Document.

     7.12 PERMITTED DISTRIBUTIONS.

     No Consolidated Company may, directly or indirectly, declare, make, or pay any dividend or other distribution if an Event of Default or Potential Default exists or will exist after giving effect to any such dividend or distribution. Borrower may not directly or indirectly declare, make, or pay any dividend or other distribution exceeding the greater of (i) such amount as is required to be distributed as a condition to Borrower’s continued status as a REIT (presently ninety percent (90%) of Borrower’s REIT taxable income (as computed by Borrower for federal income tax purposes)); or (ii) $ .25 per share, per quarter.

     7.13 MERGERS AND DISSOLUTIONS.

     No Consolidated Company will, directly or indirectly, merge or consolidate with any other Person without the prior written consent of Lender, except mergers or consolidations by Borrower with a Subsidiary.

     7.14 FINANCIAL COVENANTS.

     As calculated on a consolidated basis for the Consolidated Companies, the Consolidated Companies shall (i) maintain an Aggregate Minimum Debt Service Coverage Ratio with respect to all Properties owned by all Consolidated Companies that is not less than 1.20, (ii) maintain a Consolidated Net Worth in an amount not less than $90,000,000.00, and (iii) maintain a Total Liabilities to Tangible Net Worth ratio not exceeding 4.0.

SECTION 8.DEFAULT.

     Each of the following shall constitute an Event of Default hereunder:

     8.1 PAYMENT OF OBLIGATION.

     The failure or refusal of Borrower or any Subsidiary to pay any principal indebtedness, interest, fees, or reimbursement required by any Loan Document or this Agreement, or any other portion of any Obligation within ten (10) calendar days from the date on which the same is due and payable in accordance with the terms and provisions of this Agreement or any Loan Document.

     8.2 COVENANTS.

     The failure or refusal of Borrower or any Subsidiary to punctually perform, observe and comply with any covenant, agreement, condition, term or provision contained in this Agreement and not otherwise specified in this Section 8 or any other Loan Document, and such failure or refusal shall not have been cured within thirty (30) days after written notice from Lender of such failure or refusal; provided, in the event that such covenant, agreement, condition, term or provision is not susceptible to cure within thirty (30) days, that Borrower or the respective Subsidiary shall immediately commence and diligently prosecute such action as may be required to cure such breach or violation, provided further, that Borrower or the respective Subsidiary shall, in any and all events, cure such breach or violation in its entirety within ninety (90) days from the date of occurrence of such breach or violation.

     8.3 DEBTOR RELIEF.

     Borrower or any Subsidiary (a) is not Solvent, (b) fails to pay its Debts as the same become due and payable in accordance with the originally scheduled payment dates for such Debts, (c) institutes, consents to, or acquiesces in any proceeding pursuant to a Debtor Relief Law, or (d) is the subject of any proceeding permitted or provided by any Debtor Relief Law and such proceeding is not dismissed within ninety 90 days from the date on which such proceeding is instituted.

     8.4 MISREPRESENTATION.

     If any representation, warranty, or statement made by Borrower or any Subsidiary in any Loan Document, certificate or Financial Statement delivered by Borrower or such Subsidiary shall be incorrect in any material respect, or any material misrepresentation shall at any time be made to Lender by Borrower or any Subsidiary, or if any Loan Document, certificate or Financial Statement submitted by Borrower or any Subsidiary fails to include any fact that renders such Loan Document, certificate or Financial Statement misleading in any material respect.

     8.5 SUITS.

     If any suit or proceeding shall be filed against Borrower or any Subsidiary which, if adversely determined, could substantially impair the ability of Borrower or any Subsidiary to perform any of their Obligations set forth in this Agreement or any Loan Document, as determined in the reasonable business judgment of Lender, provided, that such suit or proceeding is not dismissed within ninety (90) days after service of summons upon Borrower or such Subsidiary.

     8.6 DEFAULT UNDER OTHER AGREEMENTS.

     (a) Any default exists under any agreement to which Borrower or a Subsidiary is a party, the effect of which is to cause, or to permit any Person to cause, an amount of Debt of Borrower or such Subsidiary in excess of $1,000,000.00 to become due and payable by Borrower or such Subsidiary (whether by acceleration or by its terms); or (b) any default exists under any material written or oral agreement, contract, commitment, or understanding to which Borrower or a Subsidiary is a party, the effect of which would be a Material Adverse Event, unless, and as long as, such default is being contested by Borrower or such Subsidiary in good faith by appropriate proceedings and adequate reserves with respect thereto have been established on the books of Borrower to the extent required by GAAP.

     8.7 EMPLOYEE BENEFIT PLANS.

     The failure of Borrower or a Subsidiary to pay any required installment or other payment pursuant to a Plan within 30 days from the date on which such installment or other payment is due and payable.

SECTION 9. REMEDIES UPON DEFAULT.

     9.1 EXTENSIONS OF CREDIT.

     Upon the occurrence of an Event of Default that is not cured within any grace period, if any, afforded by this Agreement or the respective Loan Document, or upon the occurrence of a Potential Default, the duty of Lender to extend additional credit to Borrower or any Subsidiary pursuant to this Agreement shall automatically terminate without provision of notice or any other action by Lender.

     9.2 ACCELERATION.

     Upon the occurrence of an Event of Default that is not cured within any grace period, if any, afforded by this Agreement or any Loan Document, Lender may do any one or more of the following: (i) accelerate the entire unpaid balance of all Obligations due and payable by Borrower and any Subsidiary, and in such instance, all such Obligations shall be immediately due and payable; (ii) to the extent permitted by Law, to exercise any right of setoff or banker’s Lien, or any right as a secured party, against the interest of Borrower and each Subsidiary in and to every account and other property of Borrower and any Subsidiary which are in the possession of Lender, and the FNCM Account, to the extent of the entire amount of all Obligations; and (iii) exercise any and all other rights and remedies available to Lender pursuant to this Agreement, any Loan Document, the Laws of the State of Nebraska and any other applicable jurisdiction as Lender shall deem appropriate.

     9.3 PERFORMANCE BY LENDER.

     If any duty, covenant or agreement imposed upon any Consolidated Company by the terms and provisions of this Agreement or any Loan Document is not performed in accordance with the terms and provisions of this Agreement or such Loan Document, Lender may, at its option, after the occurrence and during the continuance of an Event of Default, perform or attempt to perform such covenant, duty, or agreement on behalf of such Consolidated Company. In such event, any amount expended by Lender in such performance or attempted performance shall be payable by the Consolidated Companies, jointly and severally, to Lender upon demand, shall become part of the Obligations, and shall bear interest at the Default Rate from and after the date of such expenditure by Lender. This provision shall not, however, be construed to impose any duty upon Lender to perform any such covenant, duty, or agreement, and Lender shall not have any liability or responsibility for the performance of any such covenant, duty, or agreement of any Consolidated Company unless Lender, by express written consent, assumes such responsibility.

     9.4 COURSE OF DEALING.

     The acceptance by Lender, at any time, or from time to time, of partial payment of any Obligation shall not constitute a waiver of any Event of Default or Potential Default then existing.

A waiver by Lender of any Event of Default or Potential Default shall not constitute a waiver of any other then existing or subsequent Event of Default or Potential Default. No delay or omission by Lender in exercising any right or remedy available to Lender pursuant to this Agreement or any Loan Document shall, in any manner, affect or impair such right or remedy available to Lender or constitute a waiver thereof or acquiescence therein, and any partial exercise of any such right or remedy shall not preclude Lender from further exercise thereof, or the exercise of any other right or remedy available to Lender.

     9.5 CUMULATIVE RIGHTS.

     All rights and remedies available to Lender pursuant to this Agreement and the Loan Documents are cumulative and in addition to any and all other rights and remedies available to Lender at law or in equity.

     9.6 APPLICATION OF PROCEEDS.

     Any and all proceeds received by Lender in conjunction with the exercise of any right or remedy relating to any Obligation shall be applied in the order and in the manner set forth in Section 2.7 hereof.

     9.7. CERTAIN PROCEEDINGS.

     Borrower will promptly execute and deliver, and will cause the execution and delivery by a Subsidiary of, all applications, certificates, instruments, statements, and any and all other documents and agreements as Lender may reasonably request in connection with obtaining any consent, approval, registration, qualification, permit, license, or authorization of any Person that is necessary, or appropriate to effectuate the exercise of any right or remedy available to Lender pursuant to this Agreement and the Loan Documents. Borrower agrees that the terms and provisions of this Section 9.7 may be specifically enforced.

     9.8 EXPENDITURES BY LENDER.

     Borrower or the respective Subsidiary shall pay, within ten (10) Business Days after request therefor, (a) reasonable costs, fees (including reasonable attorney fees) and expenses paid or incurred by Lender in connection with the preparation and administration of this Agreement and all Loan Documents, and (b) all reasonable costs, fees, and expenses of Lender in connection with the enforcement of any Obligation hereunder or the exercise of any right or remedy pursuant to this Agreement or any Loan Document. Any and all such costs, fees, and expenses shall constitute Obligations owing hereunder and shall bear interest at the Default Rate from the date on which the same are due and payable until the date of payment by Borrower or the respective Subsidiary.

     In the event that any sum required to be paid by Borrower or a Subsidiary pursuant to this Section 9.8 is not paid within ten (10) days from the date on which request for payment is made by Lender, Borrower hereby authorizes Lender to advance such sum(s) to itself from the FNCM Account. In the event that the balance in the FNCM Account, after deduction of amounts in the FNCM Account that are subject to Control Agreements, is insufficient to pay such expenditure, the failure to reimburse Lender for payment of such expenditure shall constitute an Event of Default hereunder.

SECTION 10. MISCELLANEOUS

     10.1 HEADINGS. The headings and captions used in this Agreement and in any Loan Document are, unless otherwise specified, for convenience only and shall not be deemed to limit, amplify, or modify the terms of this Agreement or any Loan Document or affect the construction of any such terms or provisions.

     10.2 MODIFICATIONS, CONSENTS AND WAIVERS. No failure or delay on the part of the Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power hereunder. No modification or waiver of any provision of this Agreement or of any Loan Document, nor consent to any departure by the Borrower or a Subsidiary therefrom, shall in any event be effective unless the same shall be in writing and signed by Lender, and then any such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand upon the Borrower or a Subsidiary in any case shall, of itself, entitle the Borrower or a Subsidiary to any other or further notice or demand in similar or other circumstances.

     10.3 ENTIRE AGREEMENT.

     This Agreement, the Loan Documents, any written supplements or modifications thereto, and any instruments or documents delivered or required to be delivered in connection herewith or therewith represent the entire agreement and understanding between the parties regarding the subject matter hereof, and all of such documents supersede any and all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts regarding the subject matter hereof, whether oral or written.

     10.4 ADDRESSES FOR NOTICES. All communications and notices provided for hereunder shall be in writing and, if to the Lender, mailed or delivered to it, addressed as follows:

First National Bank of Omaha
1620 Dodge Street, Stop 4300
Omaha, Nebraska, 68197-4300
Attention: Senior Officer, Mortgage Loan Department

With a copy to:	Ronald L. Eggers, Esquire
Gross & Welch, P.C.
11404 W. Dodge Rd., Suite 580
Omaha, NE 68154

and if to the Borrower, mailed or delivered to it, addressed as follows:

Mr. Thomas D. Peschio
President and Chief Executive Officer
Government Properties Trust, Inc.
10250 Regency Circle, Suite 100
Omaha, NE 68114

and

Ms. Nancy D. Olson
Chief Financial Officer and Treasurer
Government Properties Trust, Inc.
10250 Regency Circle, Suite 100
Omaha, NE 68114

With a copy to:	James C. Creigh, Esq.
Blackwell, Sanders, Peper, Martin, LLP
1620 Dodge St., Suite 2100
Omaha, NE 68102

or as to each party, at such other address as shall be designated by such party in a written notice to the other party. Each such notice shall be deemed effective upon receipt by the addressee.

     10.5 BINDING EFFECT AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender, and their respective successors and assigns, except that the Borrower may not assign or transfer its rights hereunder without the prior written consent of the Lender.

     10.6 GOVERNING LAW. The validity, interpretation and enforcement of this Agreement and all Loan Documents, and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal Laws of the State of Nebraska (without giving effect to principles of conflicts of law, except to the extent that realization upon the Collateral securing any Note may be subject to the Laws of another state where the Collateral is located.

     Borrower irrevocably consents and submits to jurisdiction in the District Court of Douglas County, Nebraska and the United States District Court for the District of Nebraska and waives any objection based on venue or forum non conveniens with respect to any action instituted in connection with this Agreement or any Loan Document or in any manner related or incidental to the transactions between the parties hereto with respect to this Agreement or any other Loan Document, and Borrower agrees that any dispute with respect to any such matters shall be heard only in the courts described above, provided, that Lender may institute an action or proceeding against any Consolidated Company or its property in the courts of any other jurisdiction which Lender deems necessary or appropriate and to realize on the Collateral or to otherwise enforce its rights against any Consolidated Company or its property.

     BORROWER AND LENDER EACH HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR ANY LOAN DOCUMENT OR (II) IN ANY MANNER CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS BETWEEN THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWER AND LENDER EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT BORROWER OR LENDER MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

     Lender shall not have any liability to any Consolidated Company, whether in tort, contract, equity or otherwise, for losses suffered by any Consolidated Company in connection with, arising out of, or in any manner related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and nonappealable judgment binding on Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct by Lender. Lender shall, in any such litigation, be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement and any Loan Document.

     10.7 NUMBER AND GENDER; ADDITIONAL REFERENCES.

     Unless otherwise specified in the Loan Documents (a) where appropriate, the singular includes the plural, and vice versa, and words of any gender include each other gender, (b)

heading and caption references may not be construed in interpreting provisions, (c) monetary references are to currency of the United States of America, (d) section, paragraph, annex, schedule, exhibit, and similar references are to the particular Loan Document in which they are used, (e) references to “telecopy”, “facsimile”, “fax” or similar terms relate to facsimile or telecopy of transmissions, and (f) references to any Loan Document or other document include every renewal and extension thereof, amendments and supplements thereto, and replacements and substitutions thereof.

     10.8 WAIVER OF NOTICES.

     Borrower hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all Notes, instruments and commercial paper included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided herein. No notice to or demand on Borrower that Lender may elect to give shall entitle Borrower to any other or further notice or demand in the same, similar, or other circumstances.

     10.9 INDEMNIFICATION.

     Borrower shall indemnify and hold Lender, and its officers, directors, agents, employees and counsel harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by, or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened that relates to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Loan Document, or any undertaking or proceeding relating to any of the transactions contemplated hereby, or any act, omission, event or transaction related or attendant thereto, including, without limitation, amounts paid in settlement, court costs and reasonable attorney fees. In the event that the undertaking to indemnify, pay and hold harmless set forth in this Section 10.9 may be unenforceable because it violates any law or public policy,

Borrower shall pay the maximum portion that it is permitted to pay under applicable law to Lender in satisfaction of the indemnified matters included in this Section. This indemnity shall survive the payment of the Obligations and the termination or nonrenewal of this Agreement.

     10.10 PARTIAL INVALIDITY.

     In the event that any provision contained in this Agreement or any Loan Document is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement or such Loan Document in its entirety, but this Agreement or such Loan Document shall be construed as though it did not contain the particular provision held to be invalid or enforceable, and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable Law.

     10.11 COUNTERPARTS.

     This Agreement may be executed in several identical counterparts, each of which shall be deemed an original for all purposes and all of which shall constitute one agreement.

     10.12 PARTICIPANT.

     Borrower agrees and consents to Lender’s sale or transfer, at any time, of one or more participation interests in this Agreement and any Note executed pursuant to this Agreement to one or more purchasers (“Participant”), whether related or unrelated to Lender. Lender may provide to any Participant or any prospective participant, any information or knowledge Lender may have regarding any Consolidated Company or any matter relating to this Agreement, and Borrower hereby waives any rights to privacy it may have with respect to such matters. Borrower additionally waives any and all notices of sale of participation interests, as well as all notices of any repurchase of such participation interests. Borrower also agrees that any Participant will be considered as the absolute owner of such interest and will have all the rights granted under the participation agreement(s) governing the sale of such participation interest. Borrower further waives all rights of offset or counterclaim that it may now have or hereafter acquire against Lender or any Participant, and unconditionally agrees that either Lender or any

Participant may enforce Borrower’s obligations under this Agreement irrespective of the failure or insolvency of any holder of any Participant interest in the Loan. Borrower further agrees that any Participant may enforce its interests irrespective of any personal claims or defenses that Borrower may have against Lender.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

GOVERNMENT PROPERTIES TRUST, INC.

By:

Thomas D. Peschio,
President and CEO

FIRST NATIONAL BANK OF OMAHA

By:

Daniel M. Shultz, Vice President

STATE OF NEBRASKA	)
	)	ss.
COUNTY OF DOUGLAS	)

     The foregoing instrument was acknowledged before me, a Notary Public, this 28th day of April, 2004, by Thomas D. Peschio, President and Chief Executive Officer of Government Properties Trust, Inc., a Nebraska corporation on behalf of said corporation.

Notary Public

STATE OF NEBRASKA	)
	)	ss.
COUNTY OF DOUGLAS	)

     The foregoing instrument was acknowledged before me, a Notary Public, this 28th day of April, 2004, by Daniel M. Shultz, Vice President of First National Bank of Omaha, a national banking association, on behalf of said association.

Notary Public